21.1 Subsidiaries of the Registrant

As of December 31, 2002, Pacific CMA, Inc. has the following subsidiaries

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

                                                                        Equity interest owned by the Company
Name of Company         Principal Activates  Place of Incorporation     Directly    Indirectly

Pacific CMA             Investment Holdings  Colorado, United States    100%        -
International LLC
AGI Logistics (HK) Ltd  Freight forwarding   Hong Kong                  100%        -
AGI China Ltd           Freight forwarding   Hong Kong                              100%
Guangdong Springfield   Freight forwarding   Hong Kong                  -           100%
Logistics Services Ltd
Airgate International   Freight forwarding   New York, United States    -           81%
Corporation
Airgate International   Freight forwarding   Illionis, United States    -           81%
Corporation (Chicago)
AGI China Limited       Freight forwarding  Hong Kong                   -           100%

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